Exhibit 10.12

INTERIM PRESIDENT AND CEO EMPLOYMENT AGREEMENT SIDE LETTER

RECITALS

A.

In connection with the resignation of the current Chief Executive Officer (“CEO”) of Demand Media, Inc. (the “Company”), effective as of  October 31, 2013, the Company wishes to appoint Shawn Colo (the “Executive”), and the Executive wishes to accept appointment, to serve as the Company’s interim President (“Interim President”) and interim CEO (“Interim CEO” and, together with the Interim Presidency, the “Interim Roles”) until a permanent replacement President and CEO can be found;

B.

The Company and the Executive have previously entered into that certain Employment Agreement, dated as of August 31, 2010 (the “Employment Agreement”), pursuant to which the Executive currently serves as the Company’s Executive Vice President (the “EVP Role”);

C.

The Company and the Executive wish to memorialize the terms and conditions of the Executive’s Interim Roles pursuant to this Interim President and CEO Employment Agreement Side Letter (the “Side Letter”).

For good and valuable consideration, receipt of which the Executive and the Company hereby acknowledge, the Executive and the Company hereby agrees as follows:

1.              Service as Interim President and Interim CEO.  Effective October 14, 2013, the Executive shall temporarily relinquish his EVP Role and shall become the Interim President of the Company.  In addition, effective October 31, 2013, the Executive shall become the Interim CEO of the Company (in addition to serving as Interim President).  During the Interim Term (as defined below), the Executive shall perform such duties and responsibilities as are usual and customary for the position(s) held and shall report directly to the Company’s Board of Directors (the “Board”).

2.              Base Salary. Subject to Section 5(b) below, during the Interim Term, in lieu of the Base Salary provided under the Employment Agreement, the Executive shall be paid a base salary in the amount of sixty thousand dollars ($60,000) per month, pro-rated for any partial month of service as in either or both Interim Roles (the “Interim Salary”).  The Interim Salary shall be payable in installments in arrears in accordance with the Company’s applicable payroll practices, as in effect from time to time, but no less often than monthly.

3.              RSU Grants. Subject to Section 5(b) below, during the Interim Term, subject to approval by the Compensation Committee of the Board, for each month of service in either or both Interim Roles, the Company shall grant to the Executive ten thousand (10,000) fully-vested restricted stock units (“RSUs”) pursuant to the Company’s 2010 Incentive Award Plan (as may be amended, the “Plan”).  The terms and conditions of each RSU grant shall be set forth in a separate award agreement in a form prescribed by the Company (each, an “RSU Agreement”), to be entered into by the Company and the Executive, which shall evidence the grant of RSUs.  The RSUs shall be granted monthly in arrears, pro-rated for any partial month of service in either or both Interim Roles and governed in all respects by the terms and conditions of the Plan. For the avoidance of doubt, no additional RSUs shall be granted due to service in both Interim Roles and the RSU grants shall not be reduced due to service in only one Interim Role during any portion of the Interim Term.

4.              Annual Bonus. During the Interim Term and unless and until the Executive resumes the EVP Role, the Executive shall not be eligible to earn any Annual Bonus (as defined in Section 2(b) of the Employment Agreement) or other annual cash incentive payment, provided, that notwithstanding the foregoing, the Executive shall be eligible to earn a pro-rated Annual Bonus based on service from January 1, 2013 through October 14, 2013, determined by reference to actual performance and subject to the terms and conditions of the Employment Agreement and the applicable bonus program (and without regard to any compensation paid pursuant to this Side Letter), each as determined by the Board.  Following the Interim Term and any Extended Interim Payment Period (as defined below), if any, eligibility for an Annual Bonus under the Employment Agreement (if any) shall be pro-rated for any partial year of service in the EVP Role (and shall be determined without regard to any compensation paid pursuant to this Side Letter).

5.              Termination of Interim Roles; Termination of Employment.

a.       General.  Either the Company or the Executive may terminate the Executive’s service in the Interim Roles at any time for any reason, provided, that the Executive shall give the Company at least fifteen (15) days advance written notice of any such termination by the Executive, unless such notice period is waived by the Company (the period beginning October 14, 2013 and continuing until any such termination of both Interim Roles, the “Interim Term” and, the date on which the Interim Term terminates, the “Interim Termination Date”). Upon termination of the Interim Term and the Executive’s service in the Interim Roles, unless otherwise determined by the Board, the Executive shall be restored to the EVP Role and, subject to Section 5(b) below, all terms and conditions of his employment shall revert to governance under the Employment Agreement, including without limitation, the Executive’s Base Salary, Annual Bonus opportunity (pro-rated as provided above) and equity award eligibility.

b.      Extended Interim Payment Period.  Notwithstanding anything herein to the contrary, if the Interim Termination Date occurs prior to April 14, 2014 and the Executive resumes the EVP Role upon the Interim Termination Date, then the Executive shall (i) continue to be paid the Interim Salary (in lieu of the Base Salary under the Employment Agreement), (ii) continue to receive the RSU grants as provided in Section 3 above, and (iii) not be eligible to earn any Annual Bonus (as described in Section 4 above), in each case, until the first to occur of April 14, 2014 or the Executive’s termination of employment with the Company for any reason (the period from the Interim Termination Date through the earlier such date, the “Extended Interim Payment Period”). For clarity, the Executive shall only be eligible to earn an Annual Bonus or other incentive following the Extended Interim Payment Period if the Executive continues in employment with the Company following such period (or as otherwise provided in the Employment Agreement with respect to payment of any earned but unpaid prior-year Annual Bonus payable in the Severance context).

c.      Impact of Severance Termination Prior to April 14, 2014 on Employment Agreement Severance. If the Executive experiences a termination of employment by the Company prior to April 14, 2014 that qualifies for Severance (as defined in the Employment Agreement) under the terms of the Employment Agreement, then (i) for purposes of the six (6) months’ “Base Salary” component of the Severance under Section 4(a)(ii)(A) of the Employment Agreement, such “Base Salary” amount shall be paid at the Interim Salary rate for the period from the Date of Termination through April 14, 2014 and shall be paid at the rate of Base Salary as in effect immediately prior to the effectiveness of this Side Letter for the period from April 14, 2014 through the six (6)-month anniversary of the Date of Termination, and (ii) any ungranted RSUs that would have been granted for services in the Interim Role(s) through April 14, 2014 (had the Interim Term continued) shall be granted immediately prior to such termination of employment.

d.      Impact of Severance Termination On or After April 14, 2014 on Employment Agreement Severance. If the Executive experiences a termination of employment by the Company on or after April 14, 2014 that qualifies for Severance, then for purposes of calculating the “Base Salary” component of the Severance under Section 4(a)(ii)(A) of the Employment Agreement, such Base Salary amount shall be paid at the Base Salary rate as in effect as of the Executive’s most recent service in the EVP Role (and the Interim Salary shall not be taken into account).

e.     Clarifications.  For the avoidance of doubt, in no event shall the Executive’s removal from either or both of the Interim Roles (or the termination of the Interim Term) and/or the Executives restoration to the EVP Role constitute a termination of employment without Cause, for Good Reason, due to constructive termination or otherwise, provided, that if the Executive terminates employment with the Company and its affiliates in connection with his removal from the Interim Roles and the termination of the Interim Term, subject to the foregoing and except as expressly provided above in this Section 5, any such termination shall be governed by the terms and conditions of the Employment Agreement.

6.              Effect on Employment Agreement. During the Interim Term, except as expressly provided in this Side Letter with respect to the Interim Salary and Base Salary, the Annual Bonus, the RSU grants, the Severance and termination of the Interim Term and Interim Roles, the terms and conditions of the Employment Agreement shall continue to apply, including without limitation, with respect to all benefit plan eligibility and participation, expense reimbursement, fringe benefits and vacation.  To the extent that this Side Letter is inconsistent with the terms and conditions of the Employment Agreement, this Side Letter shall constitute an amendment to the Employment Agreement.

7.              Miscellaneous. Without limiting the generality of any other provision of this Side Letter, Sections 6 through 10 of the Employment Agreement are hereby incorporated by reference into this Side Letter, except that this Side Letter shall only supersede the Employment Agreement to the extent inconsistent therewith and only while any such inconsistent provisions remain in effect in accordance herewith. The parties hereto acknowledge and agree that they are entering into this Agreement voluntarily and knowingly.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Demand Media, INC.
/s/ James R. Quandt
By:	James R. Quandt
Title:	Chairman
EXECUTIVE
/s/ Shawn Colo
Shawn Colo